Exhibit 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of A.D.A.M., Inc.
We have audited the accompanying consolidated balance sheet of A.D.A.M., Inc. as of December 31, 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A.D.A.M., Inc. as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Cherry, Bekaert & Holland, L.L.P.
Atlanta,Georgia
April 22, 2011

A.D.A.M., Inc.
Balance Sheet
(In thousands, except share data)

December 31,
2010

Assets
Current assets
Cash and cash equivalents	$7,882
Accounts receivable, net of allowance of $181	2,748
Inventories, net	13
Prepaids and other assets	350
Deferred income tax asset	853

Total current assets	11,846

Property and equipment, net	1,506
Intangible assets, net	8,976
Goodwill	13,690
Other assets	54
Deferred income tax asset	3,917

Total assets	$39,989

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,200
Deferred revenue	7,095
Current portion of capital lease obligations	27

Total current liabilities	10,322

Capital lease obligations, net of current portion	63

Other liabilities	646

Total liabilities	11,031
Commitments and Contingencies, see Note 13

Shareholders’ equity
Common stock, $0.01 par value; 20,000,000 shares authorized; 11,949,519 shares issued and 11,679,760 shares outstanding	119
Treasury stock, at cost, 269,759 shares	(1,088)
Additional paid-in capital	64,538

Accumulated deficit	(34,611)

Total shareholders’ equity	28,958

Total liabilities and shareholders’ equity	$39,989

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Statement of Operations

Year Ended
December 31,
2010
Revenues, net
Licensing	$26,438
Product	320
Professional services and other	825

Total revenues, net	27,583
Cost of revenues
Cost of revenues	3,374
Cost of revenues—amortization	1,766

Total cost of revenues	5,140

Gross profit	22,443
Operating expenses
Product and content development	4,775
Sales and marketing	7,843
General and administrative	3,474

Total operating expenses	16,092

Operating income	6,351
Interest expense, net	(312)

Income before income taxes	6,039
Income tax expense	1,648

Net income	$4,391

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Statement of Changes in Shareholders’ Equity
Year Ended December 31, 2010
(In thousands, except share data)

	Common Stock		Treasury Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balance at December 31, 2009	10,174,519	$102	(269,759)	$(1,088)	$59,256	$(39,002)	$19,268
Net income	—	—	—	—	—	4,391	4,391
Stock-based compensation expense	—	—	—	—	252	—	252
Exercise of stock warrants	190,035	2	—	—	(2)	—	—
Exercise of common stock options	1,570,681	15	—	—	5,032	—	5,047
Issuance of restricted stock awards	14,284	—	—	—	—	—	—

Balance at December 31, 2010	11,949,519	$119	(269,759)	$(1,088)	$64,538	$(34,611)	$28,958

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Statements of Cash Flows
(In thousands)

Year Ended
December 31,
2010
Cash flows from operating activities
Net income	$4,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,336
Payments for restructuring costs	(1,545)
Deferred income tax benefit	1,620
Stock-based compensation	252
Deferred financing cost amortization	52
Provisions for bad debt expense	(35)
Loss on disposal of assets	5
Changes in assets and liabilities:
Accounts receivable	(197)
Accounts payable and accrued expenses	(970)
Other liabilities	81
Prepaids and other assets	10
Deferred revenue	1,299
Inventories	17

Net cash provided by operating activities	7,316
Cash flows from investing activities
Software product and content development costs	(1,367)
Purchases of property and equipment	(538)

Net cash used in investing activities	(1,905)
Cash flows from financing activities
Payment on long-term debt	(8,000)
Payments on capital leases	(22)
Proceeds from exercise of common stock options	5,047

Net cash used in financing activities	(2,975)

Increase in cash and cash equivalents	2,436
Cash and cash equivalents, beginning of year	5,446

Cash and cash equivalents, end of year	$7,882

Supplemental disclosure of cash flow information
Cash paid for interest	$211

Cash paid for income taxes	$281

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Notes to Financial Statements
1. Description of Business and Summary of Significant Accounting Policies
Business
A.D.A.M., Inc. primarily provides online information and technology solutions for employers, benefits brokers, healthcare organizations and online media companies. Our solutions are divided into two segments:
•	Health information and health decision support tools that we market to healthcare organizations, online media companies, and Internet search and technology firms; and
•	Benefits communication, online benefit enrollment, decision support, human resources productivity, and benefits broker applications that we market to commercial benefits brokers in the small to midsize employer market.
Our solutions are delivered through a Software as a Service-type model (“SaaS”) that provides rapid and efficient deployment of our products and allows us to integrate third party products and services that we monetize across our network of clients and end users.
For the end users of our solutions—consumers, employees, patients, and health plan members—our products and services help people to better understand their health, and the benefits plans their employers provide, and make well informed decisions about their healthcare and benefits selections. In addition, we help people understand the relationship between their benefits and the costs associated with them. This connection between financial understanding and benefits choice and use of benefits is increasingly important as consumers are assuming more of the financial responsibilities for their healthcare. For our brokers and employer clients, our solutions provide the platform necessary to communicate, educate and enroll in benefits plans. For our healthcare and consumer health clients, our health information platform provides a broad portfolio of health reference products designed to promote services, build site traffic, and aid in the management of healthcare.
In addition to our health information and benefits solutions, we also market a series of anatomy and physiology products for the K-12 and undergraduate educational market.
Summary of Significant Accounting Policies
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
We derive revenues from the following sources: (1) electronically delivered software, which includes software license and post contract customer support (PCS) revenue, (2) hosted software, which includes software license, hosting and PCS revenue, (3) professional services and (4) product sales. We recognize revenue when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. When a contract includes multiple elements, such as software and services, the entire fee is allocated to each respective element based on vendor specific objective evidence of fair value, and recognized when the revenue criteria for each element is met.
Electronically delivered software, which includes software license and PCS revenue, is recognized ratably over the term of the license agreement. For software revenue arrangements in which we sell through a reseller, we recognize revenue only after an agreement has been finalized between the customer and our authorized reseller and the content has been delivered to the customer by the reseller.
Hosted software, which includes software license, hosting and PCS revenue is recognized ratably over the term of the license agreement, which matches the service that is being provided.

Professional service revenues are generally recognized upon completion and acceptance by the customer. For revenue arrangements in which we sell through a reseller, we recognize revenue only after an agreement has been finalized between the customer and our authorized reseller and the content has been delivered to the customer by the reseller.
Product sales revenues are generally recognized at the time title passes to customers, distributors or resellers. In 2007, we adopted a return policy related to education product for a limited group of customers. The policy allows for the return of certain sellable product within 60 days of the invoice date.
Concentration of sales and credit risk
Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade receivables. For the year ended December 31, 2010, no single customer accounted for more than 10% of net revenues. The Company had one customer that accounted for 19% of total customer receivables at December 31, 2010.
A.D.A.M. has certain financial instruments that potentially subject the Company to significant concentrations of credit risk which consist principally of cash and cash equivalents, short term investments and accounts receivable. Cash and cash equivalents are maintained in short-term money market accounts. Our bank accounts are currently covered by the Federal Deposit Insurance Corporation, (the “FDIC”) up to the insured limits. The FDIC raised the coverage amount on normal checking and money market accounts to $250,000, until December 31, 2013. We maintain a money market balance below this $250,000 limit.
Fair value of financial instruments
Fair value measurements are classified and disclosed in one of the following three categories:
(Level 1) observable inputs such as unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
(Level 2) quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability; and
(Level 3) prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable, due to little or no market data, which requires us to develop our own assumptions.
The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
•	Notes payable and debt instruments. For those debt instruments with adjustable interest rates, the carrying amount is a reasonable estimate of fair value. For debt instruments with fixed interest rates, the fair value is estimated by discounting future cash flows using current rates at which similar debt could be obtained.
The carrying value of our current and long-term maturities of capital lease obligations and debt do not vary materially from fair value at December 31, 2010.
Cash and cash equivalents
Cash and cash equivalents include cash on hand and deposits and highly liquid investments with original maturities of three months or less when purchased.
Investment in companies
Investments in companies where we own less than 20% are accounted for under the cost method.
Preferred Stock
As a result of the shareholder rights plan adopted on June 29, 2009, the Company authorized 100,000 shares of $0.01 par value Series B Preferred Stock in the year ended December 31, 2009. There were no additional shares of preferred stock authorized in the year ended December 31, 2010. No shares of preferred stock had been issued or were outstanding as of December 31, 2010. The shareholder rights plan is described in further detail in Note 11 of the notes to our financial statements.

Treasury Stock
All treasury stock transactions are recorded at cost.
Advertising
Advertising costs are expensed as incurred and recorded in sales and marketing expenses in the Statement of Operations. Advertising expense was $91,000 in 2010.
Accounts receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has performed reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. We grant credit to our customers without requiring collateral. The amount of accounting loss for which we are at risk in these unsecured accounts receivable is limited to their carrying value.
Inventories
Inventories consist principally of computer software media, books and related shipping materials and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The valuation of inventory requires the Company to estimate net realizable value. Inventory is written down for estimated obsolescence or to the lesser of cost or market value.
Deferred financing costs
Costs related to obtaining debt financing are capitalized and amortized over the term of the related debt using the effective interest method. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to interest in the period.
Property and equipment
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repair and maintenance costs are expensed as incurred.
Intangible assets
Intangible assets consist of purchased intellectual content, purchased customer contracts, purchased customer relationships, capitalized software product and content development costs to be sold, leased or otherwise marketed, and capitalized software development costs for internal use software.
Capitalized software product and content development costs to be sold, leased or otherwise marketed consist of development costs incurred for applications after technological feasibility has been established. These costs consist principally of salaries and certain other expenses directly related to the development and modifications of software products and content. Amortization of capitalized software product and content development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, generally two years.
Capitalized software development costs for internal use software consists of costs of developing applications or the purchase of software for internal use. Capitalized costs are amortized over their estimated useful life, generally three years.

Impairment of long-lived assets and goodwill
Impairment of long-lived assets is evaluated, including property and equipment and intangible assets with finite lives, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized.
Goodwill is evaluated annually or more often if an event occurs or circumstances change that would more likely than not reduce the fair value of an asset group below its carrying value. These events or circumstances would include a significant change in stock price, business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. The carrying value of goodwill is evaluated based on market capitalization.
Product and content development expenditures
Product and content development expenditures include costs incurred in the development, enhancement and maintenance of our content and technology. These costs have been charged to expense as incurred.
Income taxes
Deferred income taxes arise from the temporary differences in the recognition of income and expenses for tax purposes. A valuation allowance is established when we believe that it is more likely than not that some portion of our deferred tax assets will not be realized.
Sales Tax
We present our revenues net of sales tax in our Statement of Operations. When invoicing for sales tax, we increase accounts receivable and increase sales taxes payable. If the receivable isn’t collected, we decrease accounts receivable and increase bad debt expense in general and administrative expenses.
New accounting standards to be adopted
In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition: Multiple-Deliverable Revenue Arrangements. This authoritative guidance revises the current accounting treatment to specifically address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. This guidance is applicable to revenue arrangements entered into or materially modified during our first fiscal year that begins after June 15, 2010. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. We are currently evaluating this authoritative guidance to determine any potential impact that it may have on our financial results.
Stock-based employee compensation
Stock-based compensation cost is measured at grant date based on the fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period.
2. Long-term debt
In conjunction with the acquisition of OnlineBenefits in 2006, we entered into a credit agreement (the “2006 Credit Agreement”) with Capital Source Finance LLC (“Capital Source”). The 2006 Credit Agreement provided for a revolving credit facility of up to $2,000,000, which would have matured in August 2011, a $20,000,000 term loan, which would have matured in June 2011, and a $5,000,000 convertible note (the “Convertible Note”), which would have matured in August 2011. At the time of each maturity, all outstanding amounts and letters of credit for the related debt would have been due and payable.
In connection with the 2006 Credit Agreement, we entered into a Conversion and Registration Rights Agreement dated as of August 14, 2006, which specifies terms applicable to the conversion of the convertible note and provides Capital Source with certain registration rights with respect to the shares issuable on conversion of the Convertible Note.

All outstanding obligations under the 2006 Credit Agreement were repaid in full and the agreement was terminated on December 31, 2008. In connection with the termination of the 2006 Credit Agreement and as consideration for Capital Source’s agreement to the prepayment of the Convertible Note, which we were not otherwise able to prepay, we issued a warrant to an affiliate of Capital Source to purchase up to 411,667 shares of our common stock at a price of $3.65 per share, to replace the equity component of the Convertible Note. This warrant was issued in a transaction not involving a public offering pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). All of the warrants were exercised in October 2010, resulting in the net issuance of 190,035 shares. The shares of our common stock issued upon exercise of the warrant have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.
On December 31, 2008, we entered into a Loan and Security Agreement (the “2008 Loan Agreement”) with RBC Bank (USA) (“RBC Bank”). The credit facility under the 2008 Loan Agreement consisted of a $3,000,000 revolving line of credit, a $10,000,000 term loan facility and a letter of credit facility.
Loans made under the 2008 Loan Agreement were secured by a first lien security interest on all assets, including our intellectual property.
All amounts outstanding under this credit facility were fully repaid during 2010.
We incurred $92,000 in financing fees related to the 2008 Loan Agreement. This amount was deferred and was amortized over the 36-month term of the loan until December 3, 2010, when we paid off the remaining balance of the loan and wrote-off the balance of unamortized financing fees.
3. Property and Equipment
Property and equipment are summarized as follows (in thousands):

	Estimated
	Useful Life	December 31,
	(Years)	2010
Computers	3	$1,678
Equipment	5	465
Furniture and fixtures	5-10	583
Leasehold improvements	5-10	219

		2,945
Accumulated depreciation		(1,439)

		$1,506

Equipment includes capital leases of $152,000. Accumulated depreciation includes $102,000 related to capital leases. Depreciation expense for the year ended December 31, 2010 for all property and equipment, including capital leases, was $570,000. Depreciation expense is recorded within operating expenses and cost of revenues.

4. Product and Content Development Expenditures
Product and content development expenditures are summarized as follows (in thousands):

2010
Total product and content development expenditures	$6,142
Less: additions to capitalized software product and content development	(1,367)

Product and content development expense	$4,775

5. Intangible Assets
Intangible assets are summarized as follows (in thousands):

	Estimated
	amortizable	December 31,
	lives (years)	2010
Internally developed software	2-3	$10,405
Purchased software	3	500
Purchased intellectual content	3	1,431
Purchased customer contracts	2	333
Purchased customer relationships	15	8,800

Intangible assets, gross		21,469
Less accumulated amortization:
Internally developed software		(7,659)
Purchased software		(500)
Purchased intellectual content		(1,431)
Purchased customer contracts		(333)
Purchased customer relationships		(2,570)

Accumulated amortization		(12,493)

Intangible assets, net		$8,976

Amortization expense for the year ended December 31, 2010 was $1,766,000. This expense included amortization expense for internally developed software in the amount of $1,180,000.
Estimated future amortization expense for intangible assets on A.D.A.M.’s December 31, 2010 balance sheet for the next five fiscal years ending December 31, is as follows (in thousands):

2011	$1,751
2012	1,331
2013	787
2014	586
2015	586

$5,041

6. Goodwill
Goodwill and other intangible assets with indefinite lives are not amortized, but rather are tested for impairment at least annually.
Based on our annual goodwill evaluation as of November 1, 2010, we deemed that goodwill was not impaired. We concluded that the market capitalization approach was the most representative method for determining the fair value of the reporting unit. Our market capitalization was calculated by using value implied to our stock by our pending merger with Ebix, Inc. Since this merger was completed in February 2011, there remains no uncertainty to this valuation. See Note 17.

7. Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following (in thousands):

December 31, 2010
Accounts payable	$674
Accrued compensation and employee benefits	825
Restructuring costs (see Note 14)	820
Other accrued expenses	881

$3,200

8. Income Taxes
The components of the income tax benefit are as follows (in thousands):

2010
Current income tax expense
Federal	$—
State	28

Total current income tax expense	28

Deferred income tax expense
Federal	1,620
State	—

Total Deferred income tax expense	1,620

Total income tax expense	$1,648

The provision for income taxes differs from the amount computed by applying the applicable U.S. statutory federal income tax rate of 34 percent to income before income taxes as a result of the following (in thousands):

2010
Federal tax provision on income before income taxes at statutory federal income tax rate	$2,053
State taxes, net of federal benefit	154
Change in valuation allowance	(1,793)
Deferred tax asset adjustment for stock options impacting change in valuation allowance	1,472
Expired NOL impacting change in valuation allowance	1,190
Current tax benefit of stock option exercises	(1,472)
State tax	28
Other differences	16

Total income tax expense	$1,648

The components of our deferred tax assets and liabilities are as follows (in thousands):

2010
Deferred tax assets
Alternative Minimum Tax	$112
Accrued expenses and other liabilities	761
Allowance for doubtful accounts	66
Property and equipment	164
Research and development credits	932
Capital loss carryforwards	113
Net operating loss carryforwards	15,000

17,148
Deferred tax liabilities
Intangible assets	(2,089)
Software development costs	(1,003)

Net deferred tax asset before valuation allowance	14,056
Valuation allowance	(9,286)

Net deferred tax asset	$4,770

In periodically assessing the Company’s ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of our deferred tax assets will be realized. Management analyzes several factors, including the amount and timing of the scheduled expiration and reversals of our net operating loss carryforwards (NOLs) and deferred tax items, as well as potential generation of future taxable income over the periods for which the NOLs are applicable. Certain estimates used in this analysis are based on the current beliefs and expectations of management, as well as assumptions made by, and information currently available to, management. Although it is the belief that the expectations reflected in these estimates are based upon reasonable assumptions, the Company cannot give assurance that actual results will not differ materially from these expectations. We periodically evaluate the deferred tax positions and valuation allowances.
At December 31, 2010 the Company had $9,034,000 of net operating losses attributable to tax deductions for the exercise of employee stock options in excess of related compensation expense recorded in the financial statements. The Company will record the benefit of the utilization of these net operating losses to additional paid-in capital when these net operating losses are realized.
The Company’s valuation allowance was $9,286,000 as of December 31, 2010.
At December 31, 2010, the Company had NOL and R&D credit carryforwards available for tax purposes of $41,041,000 and $932,000, respectively, which will expire on December 31 in years 2011 through 2022 and 2011 through 2023, respectively. As of December 31, 2010, the Company has capital loss carryforwards of $310,000 of which $310,000 will expire on December 31, 2013. At December 31, 2010 we also have AMT credit carryforwards available of $112,000 which do not have an expiration date.
The Company acquired $29,510,000 of NOL carryforwards as a result of the acquisition of OnlineBenefits in August 2006. Internal Revenue Code Section (“IRC”) 382 limits the utilization of NOL carryforwards when a change in ownership, as defined by the Internal Revenue Service, occurs. The acquisition of OnlineBenefits resulted in ownership change within the meaning of IRC 382. Of the total $29,510,000 NOLs acquired from OnlineBenefits, the NOLs estimated to be available for use after the application of the IRC 382 limitation is approximately $26,300,000. The Company continues to track and monitor ownership changes as defined by IRC 382 to identify any future limitations on the use of NOL’s to offset tax liability. As of December 31, 2010, no additional ownership changes have been identified. However, if the company were to incur any future 382 limitations its usage of NOLs to offset income tax liabilities could be limited.
NOL carryforwards expiring over the next five years are as follows (in thousands):

Year Ending December 31,
2011	5,828
2012	—
2013	—
2014	—
2015	—

$5,828

There are no material unrecognized tax benefits and related tax liabilities at December 31, 2010. Penalties related to uncertain tax positions would be recorded as a component of general and administrative expenses. Interest relating to uncertain tax positions would be recorded as a component of interest expense.
The tax years 2007 to 2010 remain open to examination by the major taxing jurisdictions to which we are subject. However, upon utilization of the NOL and R&D credit carry forward tax benefits in future tax returns, the related tax benefit for the period in which the benefit arose is subject to examination.
9. Stock-based Compensation
Stock-based compensation cost is measured at the grant date based on fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period.
In 2002, our Board of Directors and shareholders approved the 2002 Stock Incentive Plan, under which 1,500,000 shares of common stock were reserved pursuant to the grant of incentive or non-qualified stock options to full-time employees and key persons. Under this plan, a number of additional shares are reserved annually. This number is 3% of the number of shares of stock outstanding on January 1 of each year, not to exceed 250,000 shares annually. Options are granted at an exercise price as determined by A.D.A.M.’s Board of Directors, which may not be less than the fair market value of our common stock at the date of the grant, and the options generally vest ratably over a three-year period. Options granted under this plan generally expire ten years from the date of grant.
As of December 31, 2010, there were options outstanding to purchase a total of 578,837 shares of our common stock under our 2002 Stock Incentive Plan and our 1992 Option Plan with an aggregate intrinsic value of $1,551,169. Under the 1992 Option Plan, 4,500,000 shares of common stock were reserved and no additional options may be granted under the 1992 Plan. At December 31, 2010, there were approximately 463,937 shares available for future option grants under the 2002 Stock Incentive Plan.
Stock Options
Options are granted at an exercise price as determined by our Board of Directors, which may not be less than the fair market value of our common stock at the date of the grant, and the options generally vest ratably over a three-year service period. Options granted under this plan generally expire ten years from the date of the grant. Upon exercise of options, stock is issued from our authorized and unissued shares of common stock. We use the Black-Scholes method (which models the value over time of financial instruments) to estimate the fair value at the grant date of the options. The Black-Scholes method uses several assumptions to value an option. The following assumptions were used:
•	Expected Dividend Yield—because we do not currently pay dividends or expect to pay dividends in the near future, the expected dividend yield is zero;
•	Expected Volatility in Stock Price—reflects the historical change in our stock price over the expected term of the stock option;
•	Risk-free Interest Rate—reflects the average rate on a United States Treasury bond with maturity equal to the expected term of the option; and
•	Expected Life of Stock Awards—is based on historical experience that was modified based on expected future changes.

The assumptions used in the option pricing model and the resulting grant date fair value for stock option grants were as follows:

Year Ended
December 31,
2010
Expected Dividend Yield	—
Expected Volatility in Stock Price	58.61% - 59.41%
Risk-Free Interest Rate	0.76% - 1.54%
Expected Life of Stock Awards—Years	3.5
Weighted Average Fair Value at Grant Date	$1.38 - $1.68
The Company recorded $252,000 of stock-based compensation expense for the year ended December 31, 2010, related to employee stock options. We expect to incur approximately $364,000 of expense over a weighted average of 2.1 years for all unvested options outstanding at December 31, 2010.
The following table summarizes stock option activity for the year ended December 31, 2010:

		Weighted Average
	Shares	Exercise Price
Outstanding at December 31, 2009	2,477,781	$4.44
Granted	340,000	$3.83
Exercised	(1,570,681)	$3.21
Forfeited or expired	(668,263)	$6.89

Outstanding at December 31, 2010	578,837	$4.57

The weighted average remaining contractual term at December 31, 2010 for options outstanding was 8.02 years and for options exercisable was 5.44 years.

		Weighted Average
	Shares	Exercise Price
Exercisable at December 31, 2010	149,675	$6.31
During 2010, the aggregate intrinsic value of those options exercised was $4,856,710. As of December 31, 2010, the aggregate intrinsic value of options exercisable was $162,428. The fair value of stock options vesting during the year ended December 31, 2010 was $344,351.
Restricted Stock Awards
The fair value of restricted stock awards is the market value of the stock on the date of grant.
The following table summarizes restricted stock activity for the year ended December 31, 2010:

		Weighted Average
		Grant Date
	Shares	Fair Value
Unvested at December 31, 2009	—	$—
Granted	14,284	4.20
Vested	(14,284)	4.20
Forfeited	—	—

Unvested at December 31, 2010	—	$—

On January 4, 2010, we awarded a total of 14,284 shares of restricted stock to our Board of Directors with a grant date fair value of $4.20 per share. The 2010 grant had a fair value of $60,000 and was expensed from the date issued until the vesting date of December 31, 2010.

10. Benefit Plan
In 1995, the Company adopted a defined contribution plan that covers all full-time eligible employees of the Company. The plan allows eligible employees to contribute any amount of their pre-tax annual compensation up to the statutory limit prescribed by the Internal Revenue Service. The Company matches 75% of the first 4% contribution per participant on an annual basis. The Company contributed approximately $193,000 to the plan for the year ended December 31, 2010.
11. Shareholder Rights Plan
On June 29, 2009, our Board of Directors adopted a shareholder rights plan designed to protect our shareholders against abusive takeover attempts and tactics. The rights plan operates to dilute the interests of any person or group attempting to take control of the Company if the attempt is not deemed by our Board of Directors to be in the best interests of our shareholders. Under the rights agreement, shareholders of record at the close of business on July 31, 2009 will receive one share purchase right for each share of A.D.A.M. common stock held on that date. The Rights, which will initially trade with the Company’s common stock, represent the right to purchase one one-thousandth of a share of Series B Preferred Stock at $12.00 per Right that becomes exercisable when a person or group acquires 15% or more of A.D.A.M.’s common stock without prior Board of Directors approval. In that event, the Rights permit A.D.A.M. shareholders, other than the acquiror, to purchase A.D.A.M. common stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of A.D.A.M. common stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.01 each by action of A.D.A.M.’s Board of Directors. The Rights will expire on June 29, 2019, unless earlier redeemed, exchanged or amended by the Board.
12. Related Party Transactions
Investment with BeBetter Networks, Inc.
At December 31, 2010, the Company had a 2% investment in BeBetter Networks, Inc. (“BeBetter”). As of December 31, 2010, the Chairman of the Board of Directors held an approximate 2% voting interest in this company. The investment has been accounted for under the cost method, as the Company has less than a 20% ownership and does not exercise significant influence over the investee.
At December 31, 2010, the carrying value of the investment in BeBetter was $0. The Company has no plans to make additional investments in BeBetter in the future.
Investment with ThePort Network, Inc.
As of November 24, 2008, ThePort Network, Inc. (“ThePort”) closed a $4,100,000 Preferred Stock financing designated Series B Preferred Stock at $0.165 per share, including investment by our chairman. The Chairman of our Board of Directors also currently serves as the Chairman of the Board of Directors and Chief Executive Officer of ThePort.
As a result of the financing, at December 31, 2010, we held an approximate 3% voting interest in ThePort. The Chairman of our Board of Directors held an approximate 22% voting interest in ThePort at December 31, 2010 and held a convertible note from ThePort in the amount of approximately $705,000 at December 31, 2010. Two of the other directors of A.D.A.M. also own equity interests in ThePort. Historically ThePort was accounted for under the equity method. The financing in 2008 diluted our voting interest in ThePort, therefore for 2008 and going forward, the Company has accounted for this investment under the cost method.
As of September 10, 2008, ThePort converted its outstanding notes into a Preferred Stock designated Series A Preferred Stock at $0.30 per share, including notes held by our chairman. As part of the conversion, A.D.A.M. exchanged its prior Series A Preferred Stock, which had been purchased at $0.80 per share, for the new Series A Preferred Stock at $0.30 per share.
At December 31, 2010, the carrying value of the investment in ThePort was $0. The Company has not adjusted its investment below zero for the Company’s share of ThePort’s losses since the Company has not provided or committed to provide any additional financial support to ThePort.

13. Commitments and Contingencies
The Company leases office space and equipment under non-cancelable lease agreements expiring on various dates through 2019 as well as capital lease commitments for certain equipment. Certain of these leases contain escalation clauses, which has resulted in the recording of a $646,000 deferred rent liability balance at December 31, 2010. At December 31, 2010, future minimum rentals for noncancelable leases with terms in excess of one year were as follows (in thousands):

	Future Minimum
	Operating Leases	Capital
Year Ending December 31,	(Office Lease Payments)	Leases
2011	$1,489	$43
2012	726	43
2013	747	31
2014	770	—
2015	793	—
Thereafter	2,892	—

	$7,417	117

Less amounts representing interest		(27)

Present value of future minimum lease payments		90
Less current portion		(27)

Capital lease obligations, net of current portion		$63

Rent expense for the year ended December 31, 2010 was $811,000 including space that was sublet. A.D.A.M.’s headquarters are located in approximately 24,000 square feet of leased office space in Atlanta, Georgia. The space is leased for a term ending in April 2019, with an option to renew for an additional 5-year term.
There is additional leased office space of 36,000 square feet in Uniondale, New York. The space is leased for a term ending in June 2011, for an amount of $131,000 per month. In conjunction with the purchase of OnlineBenefits in 2006, the difference between the cost of unused components of the Company’s Uniondale lease and the related income from the sublease contracts, present valued, was recorded as a liability. This liability was reduced due to payments, offset by increased costs of sublease termination and replacement. At December 31, 2010, the liability was $820,000 which is included in accounts payable and accrued expenses. This liability is included in the Facility Consolidation Program discussed in Note 14 below.
The Company indemnifies customers from third party claims of intellectual property infringement relating to the use of our products. Historically, costs related to this guarantee have not been significant and the Company is unable to estimate the potential impact of this guarantee on future results of operations.
14. Restructuring Costs
Restructuring costs consisted of the following at December 31, 2010 (in thousands):

	Accrued			Accrued
	Costs at			Costs at
	December 31,	Payments		December 31,
	2009	Made	Provision	2010
Accrued restructuring costs:
Contractual obligations	2,366	(1,546)	—	820

Total restructuring costs	$2,366	$(1,546)	$—	$820

In 2006, we acquired office space in NY with the acquisition of Online Benefits. Part of this office space was being sublet at a loss. The remaining loss on this first sublease at December 31, 2007 was $1,041,000.
In the fourth quarter 2008, we established a Facility Consolidation Program for the purpose of closing the NY office and consolidating operations in our GA office. The costs associated with this program included severance, fixed asset write-offs, contract and other office shut-down costs of $985,000. Additionally, the Facility Consolidation Program led to a second sublease for the remaining office space. The second sublease loss was recorded at fair value when the right to use the space ceased. The second sublease loss was made up of a $1,417,000 liability offset by a previously existing deferred rent liability of $209,000. This $1,417,000 liability recorded at the date of restructuring was based primarily on the present value of the net cash flows from the future rental payments of $2,016,000 less estimated second sublease rental income of $469,000.
During the second quarter of 2009, due to the change in the expected sublease rental income from both of these office spaces as a result of the current real estate market conditions, we revised our estimated loss and expensed an additional $1,408,000 of restructuring costs.
During the twelve months ended December 31, 2010, we paid $1,546,000 related to these costs. We anticipate the remaining costs will be paid over the next 6 months.
15. Operating segments
Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. We operate in one reportable segment. We sell a portfolio of products related to health content solutions and broker/ employer solutions. We consider the health content products and broker/ employer products to be two operating segments which aggregate into one reportable segment. Our SaaS model allows us to manage and deploy these products in a similar manner to similar customers. Our chief operating decision-maker is our Chief Executive Officer. The Chief Executive Officer reviews financial information by products when making decisions for allocating resources and evaluating financial performance. Periodic decisions may be made separately for the two solution groups due to timing of customer strategies, product releases, market conditions, acquisitions, or staffing resources, but the common long term growth outlook for each segment remains constant.
In determining that we have one reportable segment, we viewed both health content and broker/ employer products as sharing similar economic characteristics for long term growth. Historical product margins for both product segments have been in the 70-90% range. All products are distributed over a similar platform with low incremental costs so we expect margins to remain within the 70-90% range. The health content product which can be sold separately is also sold as an imbedded product within our broker/ employer product. As the products continue to be more intertwined, the margins for both are expected to converge and the allocation of costs related to each will not be as relevant.
16. Geographic Information
The Company sells products through agreements which grant territorial rights to international and domestic distributors. During the year ended December 31, 2010, net revenues from international sales were approximately $307,000. Disclosed in the table below is geographic information for each country that comprised greater than one percent of our total revenues for fiscal year 2010 (in thousands):

Year Ended
December 31
2010,
United States	$27,276
Other foreign countries	307

$27,583

17. Subsequent events
On February 7, 2011 the Company closed its merger with a wholly owned subsidiary of Ebix, Inc. (“Ebix”). Under the terms of the merger agreement, the Company’s shareholders received, at a fixed exchange ratio, 0.3122 shares of Ebix common stock for every share of the Company’s common stock. Ebix issued approximately 3,650,914 shares of Ebix common stock pursuant to the merger. In addition Ebix paid approximately $944 thousand in cash for the Company’s unexercised stock options.